Exhibit (m)(3)(b)

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

January 30, 2012

Forward Banking and Finance Fund

Forward Commodity Long/Short Strategy Fund

Forward Credit Analysis Long/Short Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Endurance Long/Short Fund

Forward Floating NAV Short Duration Fund

Forward Frontier Strategy Fund

Forward Focus Fund

Forward Global Credit Long/Short Fund

Forward Global Infrastructure Fund

Forward Growth Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Large Cap Dividend Fund

Forward Managed Futures Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select EM Dividend Fund

Forward Select Income Fund

Forward Small Cap Equity Fund

Forward Strategic Alternatives Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund